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EXHIBIT 99.1


FOR IMMEDIATE RELEASE                    Media Contact:  Andrea Smith
May 13, 2003                                             (702) 367-5683
                                                         (702) 334-5683 (mobile)
                                                Analyst Contact: Vicki Erickson
                                                         (775) 834-5646

                   NEVADA PUC ALLOWS SIERRA PACIFIC RESOURCES
                             TO RECOVER $148 MILLION

   Nevada Power Rate Decision to Result in 6.3 Percent Decrease for Customers
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LAS VEGAS, NEV. - The Public Utilities Commission of Nevada (PUCN) today finalized an order allowing Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE:SRP), to recover, over three years, approximately $148 million of $195 million in deferred energy costs incurred by the company from October 1, 2001, through September 30, 2002.

Today's PUCN order also provides for the base tariff energy rate (going forward rate) to be set at approximately $42 per MWh, which will result in an overall
6.3 percent decrease for a typical Nevada Power residential customer. The rate reduction will become effective May 19, 2003.

Before the $47 million disallowance of deferred energy costs for fuel and purchased power, the overall rate decrease, which had been proposed by the company, would have been 5.3 percent for Nevada Power customers.

Senior management of Sierra Pacific Resources will discuss this and other regulatory issues, the previously announced first quarter 2003 financial results, and other company matters during a conference call and webcast on Thursday, May 15, at 8 a.m. Pacific Daylight Time. Interested parties can access a webcast of the call with the following link:

              http://webcast.on24.com/clients/srp/030515.html
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   The webcast will be accessible on the Sierra Pacific Resources' web site at

              http://www.sierrapacificresources.com/investors/news/
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An archived version of the webcast will remain on the Sierra Pacific Resources web site for approximately one month following the live webcast.

To listen to a recording of the call by telephone, call 888-211-2648 and use the conference call ID number, 3540244, to access the recording.

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Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno- Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership, several unregulated energy services companies and Sierra Pacific Communications, a telecommunications network development company.


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